Exhibit 99.1

   Georgia Gulf Reports First Quarter Net Income of $.57 Per Diluted Share

    ATLANTA, April 29 /PRNewswire-FirstCall/ -- Georgia Gulf Corporation (NYSE: GGC) reported net income of $18.7 million or $.57 per diluted share on record quarterly sales of $496.7 million for the first quarter of 2004. This net income compares favorably to the net loss of $1.7 million or $.05 per diluted share on sales of $364.0 million for the first quarter of 2003. This improvement was the result of an overall increase in sales prices and sales volumes, specifically in vinyl resins where the Company set a record for quarterly sales volume. These increases outpaced higher raw materials costs.
    The first quarter net income increased $20.7 million from the fourth quarter of 2003 net loss of $2.0 million or $.06 per diluted share, which included an after tax charge of $8.6 million or $.26 per diluted share related to the early retirement of debt, on sales of $372.5 million. The favorable net income was the result of overall increased sales prices and sales volumes, primarily in vinyl resins, which more than offset higher raw materials and natural gas costs.

    Chlorovinyls
    Chlorovinyls operating income of $38.3 million for the first quarter of 2004 increased by $23.9 million compared to operating income of $14.5 million for the first quarter of 2003. Higher sales prices for vinyl resins and vinyl chloride monomer, along with record quarterly sales volumes for vinyl resins and very strong vinyl compounds sales volumes, outpaced higher ethylene costs.
    Comparing sequential quarters, operating income increased from $25.1 million in the fourth quarter of 2003 to $38.3 million in the first quarter 2004 as a result of higher vinyl resins and vinyl chloride monomer sales volumes and prices, which more than offset higher ethylene and natural gas costs.

    Aromatics
    Aromatics operating income increased by $5.6 million to $3.8 million in the first quarter of 2004 from a loss of $1.8 million in the first quarter of 2003. The increase was due to significantly higher cumene sales volume and higher sales prices for all products, which more than offset significantly higher benzene and propylene costs and the costs associated with a scheduled 14-day phenol and acetone plant turnaround in the first quarter of 2004.
    First quarter 2004 aromatics operating income of $3.8 million increased from the fourth quarter of 2003 operating loss of $0.1 million. This was primarily due to higher cumene sales prices and volumes, which more than offset significantly higher raw materials costs and lower phenol and acetone sales volumes that resulted from the scheduled phenol and acetone plant turnaround in the first quarter of 2004.

    Commentary
    Commenting on the results, Edward A. Schmitt, chairman, president and CEO, said, "First quarter earnings were clearly a result of strong demand and our ability to increase prices for all of our vinyl resins and aromatics products. In fact, this quarter was our best quarter since the second quarter of 2000. As a result of the increased demand for our products, we operated at an overall operating rate of 96 percent.
    "As we enter the second quarter, which is traditionally one of our stronger quarters, we expect to see continued improved demand, which should allow us to exceed our first quarter results."

    Conference Call
    Georgia Gulf will host a conference call to discuss first quarter results in more detail at 9:00 AM EDT on Friday, April 30, 2004. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://www.firstcallevents.com/service/ajwz404406336gf12.html . Playbacks will be available from noon EDT Friday, April 30, to midnight EDT Friday, May
7. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 6796601.

    Other
    Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.
    This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2003.

     Contact:  Angie Tickle
     Investor Relations Associate
     770-395-4520


                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                    March 31,     December 31,
                                                      2004             2003

           ASSETS

           Cash and cash equivalents                 $8,835           $1,965
           Receivables                              146,737           86,914
           Inventories                              128,914          124,616
           Prepaid expenses                           6,520            7,043
           Deferred income taxes                      8,369            8,368

              Total current assets                  299,375          228,906

           Property, plant and equipment, net       452,094          460,808

           Goodwill                                  77,720           77,720

           Other assets                              89,801           89,351

           Total assets                            $918,990         $856,785

           LIABILITIES AND
           STOCKHOLDERS' EQUITY

           Current portion of long-term debt           $800           $1,000
           Accounts payable                         169,535          135,680
           Interest payable                           5,564            1,812
           Accrued income tax                        11,123              -
           Accrued compensation                       8,806           15,058
           Accrued liabilities                        9,439            9,614

               Total current liabilities            205,267          163,164

           Long-term debt, less
            current portion                         426,672          426,872

           Deferred income taxes                    122,495          122,617

           Other non-current liabilities             10,116            7,693

           Stockholders' equity                     154,440          136,439

           Total liabilities and
            stockholders' equity                   $918,990         $856,785

           Common shares outstanding                 32,893           32,736

                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                  (In thousands)
                                   (Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                     2004              2003

         Net Sales                                 $496,687          $364,010

         Operating costs and expenses
           Costs of sales                           445,787           342,826
           Selling and administrative                14,771            13,907
         Total operating costs
          and expenses                              460,558           356,733

         Operating income                            36,129             7,277
         Interest expense, net                        6,268             9,892
         Income (loss) before income taxes           29,861            (2,615)

         Provision (benefit) for (from)
          income taxes                               11,123              (941)

         Net income (loss)                          $18,738           $(1,674)

         Earnings (loss) per share
           Basic                                      $0.57            $(0.05)
           Diluted                                    $0.57            $(0.05)

         Weighted average common shares
           Basic                                     32,609            32,210
           Diluted                                   32,926            32,210

                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In thousands)
                                   (Unaudited)

                                                       Three Months Ended
                                                            March 31,
                                                      2004              2003

     Cash Flows from operating activities:
        Net income (loss)                           $18,738           $(1,674)
        Adjustments to reconcile net
         income (loss) to net cash provided
         by (used in) operating activities:
           Depreciation and amortization             15,772            16,193
           Benefit for deferred income taxes           (122)             (857)
           Tax benefit related to stock plans            -                179
           Stock based compensation                   1,296               300
           Change in operating assets,
            liabilities and other                   (21,105)          (37,279)
     Net cash provided by (used in)
      operating activities                           14,579           (23,138)

     Cash flows used in investing activities:
        Capital expenditures                         (5,480)           (5,122)

     Cash flows from financing activities:
        Net change in revolving line of credit           -             26,850
        Payments of long-term debt                     (400)             (150)
        Proceeds from issuance of common stock        1,206                 8
        Purchase and retirement of common stock        (406)              (96)
        Common stock dividends paid                  (2,629)           (2,594)
     Net cash (used in) provided by
      financing activities                           (2,229)           24,018

     Net change in cash and cash equivalents          6,870            (4,242)

     Cash and cash equivalents at
      beginning of period                             1,965             8,019

     Cash and cash equivalents at end of period      $8,835            $3,777

                    GEORGIA GULF CORPORATION AND SUBSIDIARIES
                               SEGMENT INFORMATION
                                  (In thousands)
                                   (Unaudited)

                                                     Three Months Ended
                                                           March 31,
                                                     2004              2003

     Segment net sales:
        Chlorovinyls                               $350,670          $304,422
        Aromatics                                   146,017            59,588
     Net sales                                     $496,687          $364,010

     Segment operating income (loss):
        Chlorovinyls                                $38,320           $14,457
        Aromatics                                     3,806            (1,770)
        Corporate and general plant services         (5,997)           (5,410)
     Total operating income                         $36,129            $7,277

SOURCE  Georgia Gulf Corporation
    -0-                             04/29/2004
    /CONTACT: Angie Tickle, Investor Relations Associate of Georgia Gulf Corporation, +1-770-395-4520/
    (GGC)

CO:  Georgia Gulf Corporation
ST:  Georgia
IN:  CHM
SU:  CCA ERN MAV